EXHIBIT 10.10.2

EXECUTION VERSION

USD 275,000 000

AMENDED AND RESTATED SENIOR SECURED TERM LOAN FACILITY AGREEMENT

originally dated 14 December 2011

as amended and restated by an agreement dated 10 October 2012 for

Seadrill Limited

as Borrower

The subsidiaries of Seadrill Limited named herein

as Guarantors

Govco, LLC

as Principal GIEK Lender

Citibank NA

as Alternative GIEK Lender and administrative agent for Govco LLC

DNB Bank ASA

as GIEK Facility Agent

and

Citibank NA, London branch

GIEK Agent and Mandated Lead Arranger

www.bahr.no

SCHEDULE 1 GIEK LENDERS AND COMMITMENTS

SCHEDULE 2 GUARANTORS AND RIG

SCHEDULE 3 FORMS OF UTILISATION REQUEST

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE

SCHEDULE 5 REPAYMENTS/REDUCTIONS

SCHEDULE 6 MANDATORY COST FORMULA

SCHEDULE 7 FORM OF ACCESSION AGREEMENT

THIS SENIOR SECURED TERM LOAN FACILITY AGREEMENT originally dated 14 December 2011, as amended and restated by an agreement dated 10 October 2012 is made between:

(1)	Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832, as borrower and parent (the “Borrower” and/or the “Parent”);

(2)	Seadrill Capricorn Holdings LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 962179, and the companies listed as Rig Owner and Intra-Group Charterers in Schedule 2 (Guarantors and Rig) hereto as joint and several guarantors (each a “Guarantor”, together the “Guarantors”) all being wholly or partly owned (directly or indirectly) subsidiaries of the Borrower;

(3)	The banks and financial institutions listed in Schedule 1 (GIEK Lenders and Commitments);

(4)	Govco, LLC, limited liability company formed under the laws of the State of Delaware (administered by Citicorp North America, Inc.), of 750 Washington Boulevard, Stamford Towers, 8th floor, Stamford, CT, 06901 (“Govco”);

(5)	Citibank NA, London branch of Canada Square, Canary Wharf London E14 5LB United Kingdom (the “GIEK Agent” and “Mandated Lead Arranger”);

(6)	Citibank NA, of 2 Penn’s Way, Suite 200 New Castle, Delaware 19720 USA, a national banking association organised and existing under the laws of the United States of America (the “Alternate GIEK Lender” and “Govco Administrative Agent”); and

(7)	DNB Bank ASA (the “GIEK Facility Agent”).

IT IS AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accession Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Accession Agreement), or as otherwise approved by the GIEK Facility Agent whereby inter alia a person becomes a Party to this Agreement in relation to all existing Parties under this Agreement and all existing Parties, including any subsequent Party, becomes bound in relation to such new acceeding Party.

“Accounting Principles” means generally accepted accounting principles in the United States of America for the Borrower and in the jurisdiction of incorporation of such other Obligors and Subsidiaries of the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this senior secured term loan facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Alternate GIEK Lender” means Citibank, N.A., a national banking association organised under the laws of the United States of America.

“Applicable Margin” means the GIEK Facility Loan Margin for the GIEK Facility.

“Approved Brokers” has the meaning given to it in the Common Terms Agreement.

“Assignment of Earnings” has the meaning given to it in the Common Terms Agreement.

“Assignment of Earnings Accounts” has the meaning given to it in the Common Terms Agreement.

“Assignment of Insurances” has the meaning given to it in the Common Terms Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 28 February 2012.

“Available Commitment” means a GIEK Lender’s Commitment less:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

“Break Costs” means the amount (if any) by which:

(a)	the interest (subject to Clause 11.3 (Break Costs) excluding the Applicable Margin) which a GIEK Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

(b)	the amount which that GIEK Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period as further described in Clause 11.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 24 (Payment mechanics)).

“Cash” has the meaning given to it in the Common Terms Agreement.

“Cash Equivalent” has the meaning given to it in the Common Terms Agreement.

“Charter Contracts” means the charter contract for the Rig listed in Schedule 2 (Guarantors and Rig) and entered into between an Obligor and an oil company, and any Satisfactory Drilling Contract.

“Commitment(s)” means:

(a)	in relation to a GIEK Lender the amount set opposite its name under the heading “Commitments” in Schedule Schedule 1 (GIEK Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 21.2 (Assignments and transfers by the GIEK Lenders); and

(b)	in relation to any New GIEK Lender, the amount of any Commitment transferred to it pursuant to Clause 21.2 (Assignments and transfers by the GIEK Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Common Terms Agreement” means the agreement originally entered into on or about 14 December 2011 and as later amended, varied and supplemented from time to time, between the Obligors, the GIEK Facility Agent , the GIEK Agent, the Agent under the Loan Facility Agreement and the Security Agent.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 3 of the Common Terms Agreement.

“Contract Date” has the meaning given to it in the Common Terms Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EBITDA” has the meaning given to it in the Common Terms Agreement.

“Equity” has the meaning given to it in the Common Terms Agreement.

“Event of Default” means any event or circumstance specified as such in Clause 19 (Events of Default).

“Exchange” has the meaning given to it in the Common Terms Agreement.

“Facility” means the GIEK Facility, made available under this Agreement.

“Fee Letters” means any letters entered into by reference to this Agreement in relation to any fees.

“Final Maturity Date” means the 10th anniversary of the First Utilisation Date, however so that this date shall be the same as the Final Maturity Date of the Commercial Facility and the Revolving Facility as defined in and made available under the Loan Facility Agreement in the event that these facilities are not refinanced on such terms as acceptable to the GIEK Agent with a tenor falling due on the 10th anniversary of the First Utilisation Date with a minimum amount of the then outstanding loan under the Commercial Facility and the Revolving Facility .

“Finance Documents” means this Agreement, the GIEK Guarantee, the Common Terms Agreement, any Compliance Certificate, any Fee Letters, any Hedging Agreement (unless it is agreed in such Hedging Agreement that it shall be unsecured), any Utilisation Request, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the GIEK Facility Agent, the GIEK Agent and the Borrower.

“Finance Party” means each of the GIEK Facility Agent, the GIEK Agent, the Mandated Lead Arrangers, the Hedge Counterparty and the GIEK Lenders.

“First Utilisation Date” means the date, on which the first Utilisation under the Agreement actually occurs, not to be later than 28 February 2012.

“GIEK” means Garanti-Instituttet for Eksportkreditt of Dronning Maudsgate 15, Vika, N-0122 Oslo, Norway, organisation no 974 760 908.

“GIEK Conditions” means the terms and conditions of GIEK for the issuance of the GIEK Guarantee set out in GIEK’s offer for buyer’s credit guarantee No. 101841 and “GIEK’s Export Guarantees-General Conditions-GIEK Lenders Guarantee”.

“GIEK Facility” means the facility made available under this Agreement as described in Clause 2.1 (Facility).

“GIEK Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the GIEK Facility Loan Commitment.

“GIEK Facility Loan” means the principal amount of the GIEK Facility Advances for the time being outstanding under this Agreement.

“GIEK Facility Loan Commitment” means USD 275,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“GIEK Facility Loan Margin” means 1.50 per cent per annum or the lower percentage as agreed between the GIEK Agent and any New GIEK Lender.

“GIEK Guarantee” means the guarantee issued or to be issued by GIEK in favour of GIEK Lender pursuant to which GIEK has guaranteed or will guarantee the payment to GIEK Lender of 100 per cent of the GIEK Facility Loan in circumstances therein specified and on the GIEK Conditions.

“GIEK Lenders” means

(a)	Govco; or

(b)	Citibank NA, if Govco does not provide or is incapable of providing the Loan;

(c)	the banks and financial institutions listed in Schedule 1 (GIEK Lenders and Commitments); and

(d)	any other financial institution to be arranged by Citi and acceptable to the Borrower.

“Group” has the meaning given to it in the Common Terms Agreement.

“Hedge Counterparty” means any of the Mandated Lead Arrangers as a Hedge Counterparty.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any of the Obligors or the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate or similar agreements hedging the Facility, provided always that the parties’ obligations are to be set off at market price either on a continuous basis or upon default.

“Holding Company” has the meaning given to it in the Common Terms Agreement.

“Initial Contract Period” has the meaning given to it in the Common Terms Agreement.

“Insurance Report” has the meaning given to it in the Common Terms Agreement.

“Insurances” has the meaning given to it in the Common Terms Agreement.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Intra-Group Charterer” means each Subsidiary named as Intra-Group Charterer pursuant to Schedule 2 (Guarantors and Rig).

“Intra-Group Charter” has the meaning given to it in the Common Terms Agreement.

“LIBOR” means, in relation to a Loan:

(a)	In the event that Govco provides funding, LIBOR shall be defined as the London Interbank Offered Rate as determined by reference to Reuters screen LIBOR01 for the relevant period on (a) the date of each disbursement and (b) the first day of each Interest Period for delivery of funds two days following such date.

(b)	In the event that Citi (or a syndicate of financial institutions) provides funding as the backup GIEK Lender under US$ Floating Rate Option, LIBOR means the rate quoted by Reuters screen LIBOR01 (“British Bankers Association-Interest Reference Rate”) at 11:00 a.m. London time on the applicable Quotation Date for each disbursement and each Interest Period. Quotation Date means the day on which quotations would be shown on Reuters screen LIBOR01 for deposits in U.S. Dollars for delivery and value on the first day of that period in New York City.

“Loan(s)” means the loans made pursuant to the Facility.

“Loan Facility Agreement” means the senior secured and revolving credit facility agreement originally entered into on or about the original date hereof and as later amended, varied and supplemented from time to time, between, inter alia, the Obligors and certain commercial lenders, making available to the Borrower a revolving facility (the “Revolving Facility”) and a term loan facility (the “Commercial Facility”).

“Mandatory Cost” means the percentage rate per annum calculated by the GIEK Facility Agent in accordance with Schedule 6 (Mandatory Cost Formula).

“Market Value” has the meaning ascribed to it in the Common Terms Agreement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, assets, business or operation of any Obligor or the Group as a whole;

(b)	the ability of any of the Obligors to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents.

“Mortgage” has the meaning given to it in the Common Terms Agreement.

“New GIEK Lender” has the meaning set out in Clause 21 (Changes to the Parties).

“Norwegian Equipment” means the equipment manufactured by Aker Solutions, TTS Sense and certain other Norwegian exporters and delivered to the Rig and West Elara and for which the aggregate of Norwegian export sale contracts to the Yard exceeds USD 323,500,000.

“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.

“Original Financial Statements” means in relation to (a) the Borrower, the audited consolidated financial statements for the financial year ending on 31 December 2010, (b) Seabras Rig Holdco Kft., the audited unconsolidated financial statements for the financial year ending on 31 December 2010 and (c) Seadrill Capricorn Holdings LLC and Seadrill US Gulf LLC, their opening balance sheets.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Primary GIEK Lender” means Govco.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quotation Day”, in relation to any period for which an interest rate is to be determined, if the Primary GIEK Lender is a GIEK Lender, the first day of such period but otherwise two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the GIEK Facility Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means DNB Bank ASA and Nordea Bank Norge ASA.

“Required GIEK Lenders” means a GIEK Lender or GIEK Lenders having the aggregate outstanding principal amounts and available Commitments of more than 66 2/3%.

“Rig” means the semi-submersible drilling rig West Capricorn, to be delivered from Jurong Shipyard Pte Ltd of 29 Tanjong Kling Road, Singapore 628054 (the “Yard”) between December 2011 and January 2012 and listed i Schedule 2 (Guarantors and Rig).

“Rig Owner” means the company named as owner of the Rig pursuant to Schedule 2 (Guarantors and Rig) or the company to which the Rig is transferred as a result of of the Capricorn Ownership Restructuring.

“Satisfactory Drilling Contract” has the meaning given to it in the Common Terms Agreement.

“Security Documents” has the meaning given to it in the Common Terms Agreement.

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Share Pledge” has the meaning given to it in the Common Terms Agreement.

“Subsidiary” means an entity from time to time of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent (votes and/or capital),

for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(c)	the net income, profits or gains of that Finance Party world wide; or

(d)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Total Commitments” means the GIEK Facility Loan Commitment, being USD 275,000,000 at the original date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Loss” has the meaning given to it in the Common Terms Agreement.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the GIEK Facility Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 21.2 (Assignments and transfers by GIEK Lenders)) the later of:

(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

(b)	the date on which the GIEK Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means the lawful currency of the United States of America.

“Utilisation” means Utilisation-Loan.

“Utilisation-Loan” means utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means the Utilisation Request-Loan.

“Utilisation Request-Loan” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Form of Utilisation Requests).

“VAT” means value added tax.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)	capital terms will have the meaning ascribed to them in the Common Terms Agreement unless otherwise defined in this Agreement;

(f)	the “GIEK Facility Agent”, the “GIEK Agent”, a “Mandated Lead Arranger”, any “Finance Party”, any “GIEK Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the GIEK Facility Agent, any person for the time being appointed as GIEK Facility Agent in accordance with the Finance Documents;

(g)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(h)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

(j)	This Agreement and the rights and obligations of the Parties under this Agreement are subject to the terms and conditions of the Common Terms Agreement.

(k)	If there is any conflict between the provisions of the Common Terms Agreement and the provisions of this Agreement, the provisions of the Common Terms Agreement, as applicable, will prevail.

2.	THE FACILITY

2.1	Facility

(a)	Subject to the terms of this Agreement, the GIEK Lenders make available to the Borrower, during the applicable Availability Period, a term loan facility in an amount equal to the GIEK Facility Loan Commitment granted by the GIEK Lender conditional upon the issue of the GIEK Guarantee (the “GIEK Facility”).

(b)	In respect of the GIEK Facility Loan Commitment ascribed to the Alternate GIEK Lender, the Primary GIEK Lender intends but is not obliged to assume such commitments and to fund the proportion which the Alternate GIEK Lender’s GIEK Facility Loan Commitment bears to the Total GIEK Facility Loan Commitments (such a proportion the Pro Rata Share) (through its issuance and sale of commercial paper or other securities) provided that if it fails to do so, the Alternate GIEK Lender will do so. The Primary GIEK Lender may elect at any time not to fund the entire Pro Rata Share, in which case the Alternate GIEK Lender shall, subject to the terms and conditions of this Agreement, be obliged to fund such Pro Rata Share less any amount of the Pro Rata Share which the Primary GIEK Lender agrees to assume.

(c)	The Mandated Lead Arranger may enter into hedging agreements with the Borrower from time to time which are guaranteed by GIEK.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrower’s Authority

(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorises:

(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the GIEK Facility Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts utilised by it hereunder towards to (i) finance the Norwegian Equipment, (ii) finance any remaining capital expenditures related to the Rig upon delivery from the Yard.

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3 (Purpose), no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent

The Borrower may not deliver a Utilisation Request unless the GIEK Facility Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 2 Part I of the Common Terms Agreement (Conditions Precedent to delivery of Utilisation Request) other than the documents which pursuant to Clause 4.2 (Conditions Precedent for the First Utilisation Date) may be delivered on or prior to the First Utilisation Date hereunder or which the GIEK Facility Agent (on behalf of the Required GIEK Lenders) has confirmed in writing may be delivered on or prior to the First Utilisation Date, in form and substance satisfactory to the GIEK Facility Agent (acting on the instructions from the Required GIEK Lenders).

4.2	Conditions precedent for the First Utilisation Date

The GIEK Lenders will only be obliged to comply with Clause 5.4 (GIEK Lenders’ participation-loans) if on the date of the proposed First Utilisation Date the GIEK Facility Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 2 Part II of the Common Terms Agreement (Conditions Precedent to the First Utilisation Date), in form and substance satisfactory to the GIEK Facility Agent (acting on the instructions from the Required GIEK Lenders).

4.3	Conditions precedent for the Utilisation after the Contract Date

For any Utilisation in respect to amounts available pursuant to Clause 5.3.2 (From Contract Date), the GIEK Lenders will only be obliged to comply with Clause 5.4 (GIEK Lenders’ participation-loans) (about loans) if on the date of the proposed Utilisation Date the GIEK Facility Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 2 Part III of the Common Terms Agreement (Conditions Precedent to the Contract Date), in form and substance satisfactory to the GIEK Facility Agent (acting on the instructions from the Required GIEK Lenders).

4.4	Further conditions precedent

The GIEK Lenders will only be obliged to comply with Clause 5.4 (GIEK Lenders’ participation-loans) (if on the date of an Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the representations and warranties contained in Clause 6 (Representations and warranties) of the Common Terms Agreement deemed to be repeated on those dates are true and correct in all material respects.

4.5	GIEK Conditions Precedent

(a)	The Borrower may not deliver a Utilisation Request unless the GIEK Agent has received evidence of the Norwegian Equipment and that the amount of the Norwegian Equipment exceeds USD 300,000,000, in form and substance satisfactory to the GIEK Agent.

(b)	A GIEK Lender will only be obliged to comply with Clause 5.4 (GIEK Lenders’ participation-loans) if on the date of an Utilisation Request and on the proposed Utilisation Date there shall not have been such changes in national or international monetary, financial, political or economic conditions or exchange controls or exchange rates as would in the GIEK Agent’s view be likely to materially prejudice disbursement hereunder.

4.6	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and (except for Clause 4.5) may be waived on their behalf in whole or in part and with or without conditions by the GIEK Facility Agent (acting on the instructions of the GIEK Agent unless it is a non-material matter of administrative or technical character where the GIEK Facility Agent may act in its sole discretion), save for conditions which are comprised by Clause 27.3 (2) (Exceptions) which will be subject to consent from all the GIEK Lenders. The Finance Parties shall be notified by the GIEK Facility Agent of a waiver granted pursuant to this Clause.

5.	UTILISATION—LOAN

5.1	Delivery of a Utilisation Request for Loan

The Borrower may utilise the Facility by delivering to the GIEK Facility Agent a duly completed Utilisation Request no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request for Loan

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(b)	the currency specified is USD; and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.3	Availability

5.3.1	From First Utilisation Date

(a)	An amount under the Commercial Facility and the GIEK Facility on a pro rata basis with a share of 350/550 pursuant to a single drawing at the First Utilisation Date.

(b)	An amount under the Revolving Facility with a share of 350/550.

5.3.2	From Contract Date

(a)	An amount under the Commercial Facility and the GIEK Facility on a pro rata basis with a share of 200/550, pursuant to a single drawing.

(b)	The remaining amount under the Revolving Facility.

5.3.3	If Contract Date has not occurred by the First Utilisation Date

If the Contract Date has not occurred by the First Utilisation Date, then the Borrower shall either:

(a)	cancel the undrawn amount under the GIEK Facility and Commercial Facility Loans, and cancel the undrawn amount under the Commercial Facility Loan and reduce the Revolving Facility with a share of 200/550; or

(b)	draw an amount under the GIEK Facility Loans and the Commercial Facility with a share of 200/550, which shall be held on an initial retention account (the “Initial Retention Account”) with the Security Agent duly pledged on a first priority for the benefit of the GIEK Lenders and Commercial Lenders. Any amount held on the Initial Retention Account shall only be released to the Borrower upon the Contract Date. 12 months after the First Utilisation Date, any amount held on the Initial Retention Account shall be repaid and cancelled in full and the 200/550 share of the Revolving Facility shall be cancelled.

5.4	GIEK Lenders’ participation-loan

Upon receipt of a Utilisation Request, the GIEK Facility Agent shall notify each GIEK Lender of the details of the requested Loan and the amount of each GIEK Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each GIEK Lender shall no later than 10:00 hours (London time) on the relevant Utilisation Date make available to the GIEK Facility Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

6.	REPAYMENT AND REDUCTIONS

6.1	Scheduled Repayments

The Borrower shall repay the Loan made to it by consecutive quarterly repayments as set out in Schedule 5 (Repayments and Reductions) and the first repayment shall occur 3 months from the First Utilisation Date.

6.2	Final repayment

On the Final Maturity Date the Borrower shall repay all Loans then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).

6.3	Control account

The GIEK Facility Agent, will maintain a control account showing the amount of the Loans and interest accrued thereon from time to time and other charges in respect of the Loans and all payments in respect thereof made by the Borrower from time to time under this Agreement and shall enter promptly all relevant details relating thereto in such control account. Such control account shall, in the absence of manifest error, be conclusive as to the aggregate amount from time to time due from the Borrower to GIEK Lender in respect of the principal of, and interest on, the Loans and other charges in respect of the Loans.

7.	VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Voluntary prepayment

Subject to Clause 7.3.5 (Application) below and Clause 14 (Payments by the Obligors) in the Common Terms Agreement, the Borrower may, by giving the GIEK Facility Agent not less than three (3) Business Days prior written notice, prepay the whole or any part of the GIEK Facility Loans without premium or penalty (but if in part, in a minimum amount of USD 1,000,000 (or such lesser amount as consented to by the GIEK Facility Agent) or in integral multiples of USD 1,000,000).

7.2	Voluntary cancellation

The Borrower may, by giving the GIEK Facility Agent not less than three (3) Business Days prior written notice, permanently reduce, cancel or terminate all or part of the Facility without premium or penalty.

7.3	Terms and conditions for voluntary prepayments and cancellation

7.3.1	Irrevocable notice

The Borrower may not prepay or cancel all or part of the Loans except as expressly provided in this Agreement.

Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.

7.3.2	Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and additional costs for any GIEK Lender pursuant to Clause 11.3 (Break Costs) below, without premium or penalty.

7.3.3	No reinstatement or re-borrowing

No amount of the Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been cancelled or any part of the Facility which has been prepaid in accordance with this Clause 7 (Voluntary Prepayment and Cancellation).

7.3.4	Forwarding of notice of prepayment and cancellation

If the GIEK Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the GIEK Lenders.

7.3.5	Application

Any voluntary cancellation and prepayment made pursuant to this Clause 7 (Voluntary Prepayment and Cancellation), shall be applied pro rata against any scheduled repayment or reduction of the Facility.

7.3.6	Amended Repayment and Reduction Schedule

Upon any such prepayment or cancellation the GIEK Facility Agent shall, if applicable, replace Schedule 7 (Repayments and Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the GIEK Lenders thereof.

8.	MANDATORY REDUCTION, PREPAYMENT AND CANCELLATION

8.1	GIEK Guarantee ceasing to be in full force and effect

If the GIEK Guarantee ceases to be in full force and effect, the Facility shall be repaid and cancelled in full.

8.2	Total Loss or sale

Subject to Clause 14 (Payments by the Obligors) of the Common Terms Agreement, if the Rig is sold or otherwise is disposed of or suffers a Total Loss event, the Facility shall be repaid and cancelled in full.

8.3	Illegality

If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction for a GIEK Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that GIEK Lender shall promptly notify the GIEK Facility Agent upon becoming aware of that event;

(b)	the GIEK Facility Agent shall promptly notify the Borrower upon receipt of notification in accordance with litra a) above;

(c)	upon the GIEK Facility Agent notifying the Borrower, the Commitment of that GIEK Lender will be immediately reduced to zero and cancelled; and

(d)	the Borrower shall repay that GIEK Lender’s participation in the Loans on the last day of the Interest Period occurring after the GIEK Facility Agent has notified the Borrower or, if earlier, the date specified by the GIEK Lender in the notice delivered to the GIEK Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.4	Cancellation of a Satisfactory Drilling Contract

(a)	Upon a cancellation or termination of a Satisfactory Drilling Contract during the Initial Contract Period, the following shall apply within 6 months thereafter, unless a new Satisfactory Drilling Contract has been entered into prior to or in the 6 months period after the effective date of such cancellation or termination:

(i)	An equivalent amount of the 200/550 share of the total amount then outstanding under the GIEK Facility Loan shall be deposited by the Borrower on a retention account (the “Retention Account”) to be held with the GIEK Facility Agent and pledged on a first priority in favour of the GIEK Lenders. Amounts held on the Retention Account shall be released subject to a new Satisfactory Drilling Contract which is entered into within 6 months thereafter; and

(b)	If a new Satisfactory Drilling Contract is not entered into within the 12 months after the cancellation or termination of such contract, any amounts on the Retention Account shall be pre-paid towards the GIEK Facility. The prepayments, reductions and cancellation shall be in accordance with Clause 8.7 (Terms and conditions for mandatory prepayments/reductions and cancellation).

8.5	Minimum Market Value

Upon a non-compliance of Clause 10.1 (Minimum Market Value) of the Common Terms Agreement, the Facility shall be repaid or reduced (as applicable) in accordance with Clause 8.7 (Terms and conditions for mandatory prepayments/reductions and cancellation) on the date falling 60 days after such breach by an amount equal to the amount which is required for the Borrower to become compliant with Clause 5.1 (Minimum Market Value) of the Common Terms Agreement again.

8.6	Change of control

If

(a)	the Borrower ceases to own 100% (directly) of the interest (vote and capital) of Seadrill Member;

(b)	Seadrill Member (as defined in the Common Terms Agreement ceases to remain the Seadrill Member as defined in the Operating Agreement;

(c)	Prior to the IPO: The Borrower ceases to own 100% (directly or indirectly) of the interest (vote and capital) of Seadrill Partners;

(d)	Post the IPO: The Borrower ceases to own at least than 51% (directly or indirectly) of the interest of Seadrill Partners (votes and capital, subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Operating Agreement);

(e)	Seadrill Partners ceases to own at least 51% (directly) of the interest (vote and capital) of Seadrill Capricorn Holdings;

(f)	the Borrower ceases to own at least 49% (directly or indirectly, disregarding indirect ownership through Seadrill Partners) of the interest (vote and capital) of Seadrill Capricorn Holdings;

(g)	Seadrill Capricorn Holdings ceases to own 100% (directly or indirectly) of the interest (vote and capital) of the Rig Owner and the Intra-Group Charterer;

(h)	any person, other than Hemen Holding Limited (or a company controlled more than 50% by trusts established for the benefit of the John Fredriksen Family and his immediate family), or group of persons acting in concert, obtains more than 50% of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Borrower, unless the new controlling shareholder(s) is/are acceptable to the GIEK Lenders; or

(i)	Hemen Holding Limited (or a company controlled more than 50% by the John Fredriksen Family) ceases to own a minimum of 20% or more of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Borrower, unless a prior written consent from the GIEK Lenders has been given;

the Total Commitment shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within 60 days thereafter.

For the purpose of this Clause 8.6 the following definitions shall apply:

“John Fredriksen Family” shall mean John Fredriksen, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons and their estates.

8.7	Terms and conditions for mandatory prepayments/reductions and cancellation

8.7.1	Application

Subject to Clause 14 (Payments by the Obligors) in the Common Terms Agreement, all mandatory prepayments and/or reductions and/or cancellations (as the case may be) made under this Clause 8 (except for Clause 8.3) shall be applied pro rata against any scheduled repayment or scheduled reductions of the Facility.

Upon any such reduction the GIEK Facility Agent shall, if applicable, replace Schedule 5 (Repayments and Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the GIEK Lenders thereof.

8.7.2	Additional payments

Upon any reduction of the Commitments under this Clause 8, the Borrower shall repay the Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the outstanding Loans shall constitute no more than the amount of the Available Commitment following the relevant reduction, such repayment to be made no later than on the day that the relevant reduction becomes effective. Any such prepayments shall be applied pro rata between the GIEK Lenders.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and additional costs for GIEK Lender pursuant to Clause 13.3 (Break Costs) below, without premium or penalty.

8.7.3	No reinstatement or re-borrowing

No amount of the Commitments cancelled or repaid under this Clause 8 (Mandatory prepayment, reduction and cancellation) may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been cancelled or any of the Facility which has been prepaid under this Clause 8 (Mandatory prepayment, reduction and cancellation).

8.7.4	Forwarding of notice of prepayment and cancellation

If the GIEK Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the GIEK Lenders and the Borrower (if applicable).

9.	INTEREST

9.1	Calculation of interest

The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Costs (if any)

Effective interest pursuant to the Norwegian Financial Agreement Act of1999 No. 46 has been calculated by the GIEK Facility Agent as set out in a separate notice from the GIEK Facility Agent to the Borrower.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date, however, if the Interest Period is longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

9.3	Default interest

If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the GIEK Facility Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the GIEK Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligors on demand by the GIEK Facility Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The GIEK Facility Agent shall promptly notify the GIEK Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Interest Period is 3 months.

(b)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

(c)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled repayment date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled repayment date.

(d)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Notification of Interest Periods

The GIEK Facility Agent will notify the Borrower and the GIEK Lenders of the Interest Periods determined in accordance with this Clause 10.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each GIEK Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate notified to the GIEK Facility Agent by that GIEK Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that GIEK Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the GIEK Facility Agent receives notifications from a GIEK Lender or GIEK Lenders (whose participations in the Loan exceed fifty per cent (50.00%) of the Loans) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

11.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the GIEK Facility Agent or the Borrower so requires, the GIEK Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause 11.2 shall, with the prior consent of all the GIEK Lenders and the Borrower, be binding on all Parties.

11.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by the GIEK Facility Agent acting on instruction by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

The GIEK Lender shall, as soon as reasonably practicable after a demand by the GIEK Facility Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fees

(a)	The Borrower shall pay to the GIEK Facility Agent (for further distribution to the GIEK Lender) a commitment fee of 40% of the Applicable Margin on the GIEK Lenders’ Available Commitment accruing from the date of this Agreement and up until the Final Maturity Date, payable quarterly in arrears on each Quarter Date and on the Final Maturity Date or such other date upon which the Facility is terminated and/or cancelled in whole.

(b)	The Borrower shall pay to the GIEK Facility Agent (for further distribution to GIEK) a commitment fee of 40 % of the Guarantee fee on the GIEK Lenders’ Available Commitment accruing from the date of this Agreement and up until the Final Maturity Date, payable quarterly in arrears on each Quarter Date and on the Final Maturity Date or such other date upon which the Facility is terminated and/or cancelled in whole.

12.2	Other fees

The Borrower shall pay such other fees as set out in the Fee Letters to the GIEK Facility Agent for further distribution.

12.3	Fees payable in respect of the GIEK Guarantee

(a)	The Borrower shall pay to the GIEK Facility Agent (for the account of GIEK) a Guarantee fee at the rate of 1.40 per cent per annum on the outstanding amount under the GIEK Guarantee for the period from the issue of that Guarantee until its Expiry Date. This fee shall be distributed to GIEK.

(b)	The Guarantee fee on the GIEK Guarantee shall be payable quarterly in arrears on each Quarter Date (or such shorter period as shall end on the Expiry Date for that Guarantee) starting on the date of issue of that Guarantee. The accrued Guarantee fee is also payable to the GIEK Facility Agent on the cancelled amount of any GIEK Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Guarantee is prepaid or repaid in full.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Taxes

13.1.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2	Tax gross-up

(a)	The relevant Obligor shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the GIEK Facility Agent accordingly. Similarly, a GIEK Lender shall notify the GIEK Facility Agent on becoming so aware in respect of a payment payable to that GIEK Lender. If the GIEK Facility Agent receives such notification from a GIEK Lender it shall notify the Borrower and that GIEK Lender.

(b)	If a Tax deduction or withholding is required by law to be made by an Obligor:

(i)	the amount of the payment due from the Obligor shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	the Obligor shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

(c)	Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Obligor shall deliver to the GIEK Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the GIEK Facility Agent) pay to the GIEK Facility Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up).

13.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the GIEK Facility Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	The Borrower shall, upon demand from the GIEK Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

(c)	A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the GIEK Facility Agent of the event giving rise to the claim, following which the GIEK Facility Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the GIEK Facility Agent, provide a confirmation showing the amount of its Increased Costs.

14.2	Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity); or

(c)	attributable to gross negligence or the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under the Finance Documents on its due date;

(c)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that GIEK Lender alone); or

(d)	a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the GIEK Facility Agent and Mandated Lead Arrangers

The Borrower shall promptly indemnify the GIEK Facility Agent and Mandated Lead Arrangers against any documented cost, loss or liability incurred by the GIEK Facility Agent or Mandated Lead Arrangers (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

16.	MITIGATION BY THE GIEK LENDER

16.1	Mitigation

Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

(a)	Clause 8.3 (Illegality);

(b)	Clause 13 (Tax gross-up and indemnities); and

(c)	Clause 14 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

A Finance Party is not obliged to take any steps under this Clause 16.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Replacement of a GIEK Lender

With the prior written consent of the GIEK Facility Agent, the Borrower shall have the right, in the absence of a Default or Event of Default, to replace any GIEK Lender that charges a material amount in excess of that being charged by the other GIEK Lenders with respect to contingencies described in

(a)	Clause 13 (Tax gross-up and indemnities); and

(b)	Clause 14 (Increased Costs).

16.3	Indemnity

The Borrower shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) and 16.2 (Replacement of a GIEK Lender).

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay to the GIEK Facility Agent and the GIEK Agent the amount of all documented costs and expenses (including legal fees) reasonably incurred in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the GIEK Facility Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, the rights of the Finance Parties under the Finance Documents.

18.	SECURITY

18.1	Security

The Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall at any and all times until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by the guarantee and indemnity granted by the Guarantors and the Security Interests pursuant to the Common Terms Agreement. In addition, the GIEK Facility is secured by the GIEK Guarantee.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 13 of the Common Terms Agreement is an Event of Default.

19.1	Acceleration

Upon the occurrence of an Event of Default which is continuing, and subject to the provisions in the Common Terms Agreement, the GIEK Facility Agent may, and shall if so directed by the Required GIEK Lenders, by written notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

(c)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the GIEK Facility Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

20.	RECOURSE REQUIREMENTS AND RIGHT OF SUBROGATION

20.1	Payment from GIEK

GIEK shall be irrevocably and unconditionally authorised by the Borrower upon the occurrence of an Event of Default to pay any amounts demanded by any GIEK Lender under the GIEK Guarantee forthwith, without any reference or further authorisation from the Borrower and, save for manifest error, without being under any duty or obligation to enquire into the justification or validity thereof and/or dispute whether any claims or demands under the GIEK Guarantee are properly or validly made, and notwithstanding that the Borrower may dispute the validity of any such claim or demand the Guarantors may accept any claim or demand under the GIEK Guarantee as binding upon GIEK as conclusive evidence that they as GIEK thereunder are liable to pay any such amount.

20.2	GIEK’ right of subrogation only

GIEK will when amounts have been paid under the (respectively) GIEK Guarantee, automatically and without any notice or formalities of any kind whatsoever, only have the right of subrogation into the rights of GIEK Lender (respectively) under the Finance Documents in such proportion as have been paid by GIEK under the GIEK Guarantee, and always subject to the terms of this Agreement. GIEK shall by such subrogation have the same rights as relevant thereunder as if the Finance Documents were executed directly in favour of GIEK as security for GIEK’s rights against the Borrower, after having honoured claims under the GIEK Guarantee. Each of the Obligors waives any right to dispute or delay a subrogation of the rights under the Finance Documents to the GIEK effectuated pursuant to the terms of this Agreement, and each of the Obligors undertakes to sign and execute any documents required by the GIEK in connection with a subrogation as aforesaid, and/or enforcement of the Finance Documents.

21.	CHANGES TO THE PARTIES

21.1	No assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under the Finance Documents.

21.2	Assignments and transfers by the GIEK Lenders

A GIEK Lender (the “Existing GIEK Lender”) may, at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (Assignments, replacement and transfers in respect of the GIEK Facility, (a “Transfer”) to:

(a)	another Existing GIEK Lender or an Affiliate of an Existing GIEK Lender in a minimum transfer amount of USD 15,000,000; or

(b)	another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New GIEK Lender”), provided no Event of Default has occurred or is occurring and prior written consents of the Borrower and the GIEK Facility Agent have been given (such consents not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period), save that the consent of the Borrower shall not be required for an assignment in favour of the European Central Bank on terms not allowing the European Central Banks to transfer, sub-assign or otherwise dispose of any rights or obligations assumed by it under such assignment to a third party, in a minimum transfer amount of USD 15,000,000; or

(c)	regardless of (a) and (b) above, to another Existing GIEK Lender or an affiliate of an Existing GIEK Lender or any New GIEK Lender (as defined above in (b) if an Event of Default has occurred or is occurring.

21.3	Maximum amount of New GIEK Lenders

Notwithstanding Clause 21.2 above, an Existing GIEK Lender may not assign, transfer or have assumed its rights or obligations to the extent that this would result in the existence of more than six (6) New GIEK Lenders under this Agreement.

21.4	Assignment or transfer fee

The New GIEK Lender shall, on the date upon which an assignment or transfer takes place pay to the GIEK Facility Agent (for its own account) a fee of USD 3,000.

21.5	Limitations of responsibility of Existing GIEK Lenders

21.5.1	The Obligors’ performance, etc

Unless expressly agreed to the contrary, an Existing GIEK Lender makes no representation or warranty and assumes no responsibility to the New GIEK Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

21.5.2	New GIEK Lender’s own credit appraisal, etc

Each New GIEK Lender confirms to the Existing GIEK Lender and the other Finance Parties that it:

(a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing GIEK Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.5.3	Re-transfer to an Existing GIEK Lender, etc

Nothing in any Finance Document obliges an Existing GIEK Lender to:

(a)	accept a re-transfer from a New GIEK Lender of the Rights and obligations assigned or transferred under this Clause 21; or

(b)	support any losses directly or indirectly incurred by the New GIEK Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

21.6	Procedure for transfer

Any Transfer shall be effected as follows:

(a)	the Existing GIEK Lender must notify the GIEK Facility Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the GIEK Facility Agent duly executed by the Existing GIEK Lender and the New GIEK Lender;

(b)	subject to Clause 21.2 (Assignments and transfers by the GIEK Lenders), the GIEK Facility Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing GIEK Lender and the New GIEK Lender; and

(c)	subject to Clause 21.2 (Assignments and transfers by the GIEK Lenders), the Transfer shall become effective on the Transfer Date.

21.7	Effects of the Transfer

On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing GIEK Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the

Existing GIEK Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(b)	the Obligors and the New GIEK Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New GIEK Lender have assumed and/or acquired the same in place of the Obligors and the Existing GIEK Lender;

(c)	the GIEK Facility Agent, the New GIEK Lender and the other GIEK Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New GIEK Lender been an original GIEK Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the GIEK Facility Agent and the Existing GIEK Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New GIEK Lender shall become a Party as a “GIEK Lender”.

21.8	Further assurances

Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the GIEK Facility Agent execute such documents as may in the discretion of the GIEK Facility Agent be necessary to ensure that the New GIEK Lender attains the benefit of the Finance Documents.

21.9	Transfer to Alternate GIEK Lender

Notwithstanding the provisions of Clause 21.2 (Assignments and transfers by the GIEK Lenders) and Clause 21.6 (Procedure for transfer), the Primary GIEK Lender may, at any time and without the requirement for the consent of any Obligor or any other party, transfer the whole or part of its rights, benefits and obligations under this Agreement and the other Finance Documents to which it is a party in respect of the GIEK Facility Loan to the Alternate GIEK Lender provided that:

(a)	unless the Primary GIEK Lender chooses not to assume the entire Pro Rata Share (as defined in and in accordance with clause 2.1 (the Facility)), any such transfer by the Primary GIEK Lender shall only be effected with respect to the whole of its interest in the GIEK Facility Loan and the Primary GIEK Lender shall not retain any part of the GIEK Facility Loan after giving effect to such transfer; and

(b)	any costs and expenses incurred by the Primary GIEK Lender under this Agreement in respect of a transfer shall, if such transfer is to the Alternate GIEK Lender, be paid by the Alternate GIEK Lender.

21.10	Following transfer to Alternate GIEK Lender

Following any transfer of the obligations of the Primary GIEK Lender participation pursuant to this clause 21, the parties agree that clauses 28.5 (Disclosure of Information – Primary GIEK Lender) and 28.6 (Non-Petitioning (Primary GIEK Lender)) and the provisions to clause 21.9 (Transfer to Alternate GIEK Lender) shall have no further force and effect. The Primary GIEK Lender shall have no further right to participate in the GIEK Facility Loan and the Finance Documents shall be read and construed accordingly.

21.11	Disclosure of information

Any GIEK Lender may disclose:

(a)	to any of its affiliates and a potential assignee;

(b)	to whom that GIEK Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any of the Obligors; and

(c)	to whom, to the extent that, information is required to be disclosed by any applicable law,

such information about the Obligors and the Finance Documents as that GIEK Lender shall consider appropriate, provided that such disclosure as set out in (a) and (b) above shall, except if an Event of Default has occurred or is occurring, be subject to the prior written approval by the Borrower if such potential assignee is not an affiliate of any of the GIEK Lenders.

21.12	New Intra-Group Charterer

(a)	Any Subsidiary of the Borrower that enters into an Intra-Group Charter shall accede to this Agreement as an Intra-Group Charterer. That Subsidiary shall become an Intra-Group Charterer once:

(i)	the GIEK Facility Agent has received a duly completed and executed Accession Agreement;

(ii)	provided that First Utilisation Date has occurred, it has executed (i) an Assignment of Earnings, (ii) an Assignment of Earnings Account, and (iii) an Assignment of Insurances;

(iii)	it has acceded to the Common Terms Agreement and the Loan Facility Agreement;

(iv)	the GIEK Facility Agent has received all “know your customer” documents in relation to that Intra-Group Charterer, in form and substance satisfactory to the GIEK Facility Agent;

(v)	the GIEK Facility Agent has received all necessary confirmations to replace Schedule 2 (Guarantors and Rig) with an amended and updated schedule reflecting the Intra-Group Charterer and charter contract details; and

(vi)	the GIEK Facility Agent has received any other document reasonably requested by the GIEK Facility Agent.

(b)	Each Party hereby irrevocably authorises the GIEK Facility Agent to execute on its behalf Accession Agreements delivered to the GIEK Facility Agent by a company in the Group in accordance with the terms of this Clause 21.12.

22.	ROLE OF THE GIEK FACILITY AGENT

22.1	Appointment and authorisation of the GIEK Facility Agent

(a)	(a) Each of the Mandated Lead Arrangers, the Hedge Counterparty and the Lenders appoints the GIEK Facility Agent to act as its GIEK Facility Agent and Trustee under and in connection with the Finance Documents (including, but not limited to the Security Documents), unless otherwise provided in the Common Terms Agreement.

(b)	(b) Each of the Mandated Lead Arrangers, the Hedge Counterparty and the Lenders authorises the GIEK Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the GIEK Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

22.2	Duties of the GIEK Facility Agent

The GIEK Facility Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the GIEK Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The GIEK Facility Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as GIEK Facility Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the GIEK Facility Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from when it receives sufficient information; promptly notify the GIEK Lenders of the occurrence of any Event of Default arising under Clause 19 (Events of Default).

22.3	Particular duties of the GIEK Facility Agent

The GIEK Facility Agent shall exercise the same care as it normally exercises in making and handling loans for its own account. The GIEK Facility Agent assumes no responsibility and neither the GIEK Facility Agent nor any of its officers, directors, employees or GIEK Facility Agents shall be liable to any GIEK Lender for any action taken or omitted to be taken hereunder or in connection with this Agreement unless caused in respect of negligence.

22.4	Relationship

The relationship between the GIEK Facility Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the GIEK Facility Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the GIEK Facility Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

22.5	Business with the Borrower

The GIEK Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

22.6	Rights and discretions of the GIEK Facility Agent

(a)	The GIEK Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The GIEK Facility Agent may assume (unless it has received notice to the contrary in its capacity as GIEK Facility Agent for the GIEK Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 13.1 (Non-payment) of the Common Terms Agreement); and

(ii)	any right, power, authority or discretion vested in any Party or the Required GIEK Lenders has not been exercised.

(c)	The GIEK Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The GIEK Facility Agent may act in relation to the Finance Documents through its personnel and GIEK Facility Agents.

(e)	The GIEK Facility Agent may disclose to any other Party any information it reasonably believes it has received as GIEK Facility Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the GIEK Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

22.7	Required GIEK Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the GIEK Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as GIEK Facility Agent in accordance with any instructions given to it by the Required GIEK Lenders (or, if so instructed by the Required GIEK Lenders and/or the GIEK agent, as the case may be, refrain from exercising any right, power, authority or discretion vested in it as GIEK Facility Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Required GIEK Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Required GIEK Lenders will be binding on all the Finance Parties.

(c)	The GIEK Facility Agent may refrain from acting in accordance with the instructions of the Required GIEK Lenders (or, if appropriate, the GIEK Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required GIEK Lenders (or, if appropriate, the GIEK Lenders) the GIEK Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the GIEK Lenders.

(e)	The GIEK Facility Agent is not authorised to act on behalf of a GIEK Lender (without first obtaining that GIEK Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.8	Responsibility for documentation

The GIEK Facility Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the GIEK Facility Agent, the Obligors or any other person in or in connection with any Finance Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

22.9	Exclusion of liability

(a)	Without limiting litra b) below, subject to Clause 30.3 (Particular duties of the GIEK Facility Agent) above the GIEK Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the GIEK Facility Agent) may take any proceedings against any officer, employee or GIEK Facility Agent of the GIEK Facility Agent in respect of any claim it might have against the GIEK Facility Agent or in respect of any act or omission of any kind by that officer, employee or GIEK Facility Agent in relation to any Finance Document and any officer, employee and GIEK Facility Agent of the GIEK Facility Agent may rely on this Clause 22.

(c)	The GIEK Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the GIEK Facility Agent if the GIEK Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the GIEK Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the GIEK Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any GIEK Lender and each GIEK Lender confirms to the GIEK Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the GIEK Facility Agent.

22.10	GIEK Lenders’ indemnity to the GIEK Facility Agent

Each GIEK Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), subject to Clause 30.3 (Particular duties of the GIEK Facility Agent in respect of GIEK Lender) above, indemnify the GIEK Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the GIEK Facility Agent (otherwise than by reason of the GIEK Facility Agent’s gross negligence or wilful misconduct) in acting as GIEK Facility Agent under the Finance Documents (unless the GIEK Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

22.11	Resignation of the GIEK Facility Agent

(a)	The GIEK Facility Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the GIEK Facility Agent may resign by giving notice to the other Finance Parties and the Borrower in which case the Required GIEK Lenders (after consultation with the Borrower) may appoint a successor GIEK Facility Agent.

(c)	If the Required GIEK Lenders have not appointed a successor GIEK Facility Agent in accordance with litra b) above within thirty (30) days after notice of resignation was given, the GIEK Facility Agent (after consultation with the Borrower) may appoint a successor GIEK Facility Agent.

(d)	The retiring GIEK Facility Agent shall, at the Borrower’s expense, make available to the successor GIEK Facility Agent such documents and records and provide such assistance as the successor GIEK Facility Agent may reasonably request for the purposes of performing its functions as GIEK Facility Agent under the Finance Documents.

(e)	The GIEK Facility Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)	Upon the appointment of a successor, the retiring GIEK Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Required GIEK Lenders may, by notice to the GIEK Facility Agent, require it to resign in accordance with litra b) above. In this event, the GIEK Facility Agent shall resign in accordance with litra b) above.

22.12	Confidentiality

(a)	In acting as GIEK Facility Agent for the Finance Parties the GIEK Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the GIEK Facility Agent, it may be treated as confidential to that division or department and the GIEK Facility Agent shall not be deemed to have notice of it.

22.13	Credit appraisal by the GIEK Lenders

22.13.1	GIEK Lenders

Subject to what is said in Clause 22.13.2 (GIEK Lender) below, without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each GIEK Lender confirms to the GIEK Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

(a)	the financial condition, status and nature of the Obligors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)	whether that GIEK Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

22.13.2	GIEK Lender

Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, GIEK Lender confirms to the GIEK Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the GIEK Guarantee, except that the GIEK Agent will monitor the terms and conditions as set out in the GIEK Guarantee on similar terms as included in Clause 22.3 (Particular duties of the GIEK Facility Agent in respect of GIEK Lender). The GIEK Agent shall not be responsible for risks in connection with the financial condition, status and nature of the Obligors.

22.14	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

22.15	THE GIEK AGENT

(d)	For any acts or omits requiring the consent of any of the GIEK Lenders in accordance with the Finance Documents (including, but not limited to voting in relation to this Agreement and the Common Terms Agreement), the GIEK Facility Agent will consult the GIEK Agent on whether such consent is to be granted by the GIEK Lenders or the GIEK Agent on behalf of GIEK.

(e)	Subject to Clause 22.9 and 22.10 above, the GIEK Facility Agent may rely on any acts, omits or statements by the GIEK Agent.

23.	APPOINTMENT AND AUTHORISATION OF THE GIEK AGENT

23.1	Appointment and authorisation of the GIEK Agent

(a)	The GIEK Lenders appoint the GIEK Agent to act as its GIEK Agent under and in connection with the Finance Documents, unless otherwise provided in the Common Terms Agreement.

(b)	The GIEK Lenders authorise the GIEK Agent to exercise the rights, powers, authorities and discretions specifically given to the GIEK Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Duties of the GIEK Agent

The GIEK Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the GIEK Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The GIEK Agent shall:

(a)	promptly forward to a Party and GIEK the original or a copy of any document which is delivered to it in its capacity as GIEK Agent for the attention of that Party or GIEK by another Party;

(b)	supply the other Finance Parties and GIEK with all material information which the GIEK Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the the GIEK Facility Agent and GIEK; and

(d)	from when it receives sufficient information; promptly notify the GIEK Facility Agent and GIEK of the occurrence of any Event of Default arising under Clause 19 (Events of Default).

23.3	Relationship

The relationship between the GIEK Agent and the other Finance Parties is that of GIEK Agent only. Nothing in this Agreement shall be construed as to constitute the GIEK Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the GIEK Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

23.4	Business with the Borrower

The GIEK Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

23.5	Exclusion of liability

(a)	Without limiting litra b) below, the GIEK Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the GIEK Agent) may take any proceedings against any officer, employee or agent of the GIEK Agent in respect of any claim it might have against the GIEK Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the GIEK Agent may rely on this Clause 23.

(c)	The GIEK Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the GIEK Agent if the GIEK Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the GIEK Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the GIEK Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any GIEK Lender and each GIEK Lender confirms to the GIEK Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the GIEK Agent.

23.6	GIEK Lenders’ indemnity to the GIEK Agent

Each GIEK Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the GIEK Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the GIEK Agent (otherwise than by reason of the GIEK Agent’s gross negligence or wilful misconduct) in acting as GIEK Agent under the Finance Documents (unless the GIEK Agent has been reimbursed by the Borrower pursuant to a Finance Document).

23.7	Further rights and obligations of the GIEK Agent

(a)	The GIEK Agent assumes the responsibility of administrating the GIEK Guarantee and is responsible for all contact with GIEK through the Finance Documents.

(b)	In relation to any Finance Document, GIEK will vote through the GIEK Agent to the extent any matter is within the scope of the GIEK Guarantee.

(c)	Pursuant to the terms of the Finance Documents, the GIEK Lenders will not vote to the extent the matter is (i) decided by GIEK through the GIEK Agent, or (ii) decided within the authority of the GIEK Agent.

(d)	The GIEK Lenders may vote on issues provided they do not conflict with the GIEK Guarantee.

24.	PAYMENT MECHANICS

24.1	Payments to the GIEK Facility Agent

All payments by the Obligors or a GIEK Lender under the Finance Documents, other than as provided for under the Common Terms Agreement, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:

(a)	to the GIEK Facility Agent to its account with such office or bank as the GIEK Facility Agent may from time to time designate in writing to the relevant Obligor or a GIEK Lender for this purpose;

(b)	for value on the due date at such times and in such funds as the GIEK Facility Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment;

(c)	in accordance with the provisions of the Common Terms Agreement.

24.2	Distributions by the GIEK Facility Agent

Each payment received by the GIEK Facility Agent under the Finance Documents for another Party shall, subject to Clause 24.3 (Distributions to the Borrower) and 24.4 (Clawback), be made available by the GIEK Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the GIEK Facility Agent by not less than five (5) Business Days’ notice.

24.3	Distributions to the Borrower

The GIEK Facility Agent may (with the consent of the Borrower or in accordance with Clause 25 (Set-off), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

24.4	Clawback

(a)	Where a sum is to be paid to the GIEK Facility Agent under the Finance Documents for distribution to another Party, the GIEK Facility Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the GIEK Facility Agent pays an amount to another Party and it proves to be the case that the GIEK Facility Agent had not actually received that amount, then the Party to whom that amount was paid by the GIEK Facility Agent shall on demand refund the same amount to the GIEK Facility Agent, together with interest on that amount from the date of payment to the date of receipt by the GIEK Facility Agent, calculated by the GIEK Facility Agent to reflect its cost of funds.

24.5	Partial payments

Subject to Clause 14 (Payments by the Obligors) in the Common Terms Agreement, if the GIEK Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the GIEK Facility Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the GIEK Facility Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for the Hedging Agreements); and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements.

24.6	Application following an Event of Default

Following an Event of Default all monies received by the GIEK Facility Agent shall be applied in the following order:

(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or incidental to the enforcement;

(b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents (except for the Hedging Agreements) at the time of default;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(e)	fifthly, the balance (if any) to the Borrower or to its order.

24.7	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.8	Payment on non-Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.9	Currency of account

The Obligors shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

24.10	Exclusion of liability

The GIEK Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the GIEK Lenders or their employees.

25.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 26.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

26.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New GIEK Lender, to the address notified to the GIEK Facility Agent:

If to the GIEK Facility Agent:	DNB Bank ASA

NO-0021 Oslo Norway

Att.: Credit Admin Shipping

Telefax No: +47 22 48 20 20

If to the GIEK Agent:	Citibank NA, London branch

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

C.a.: Kara Catt

C.a.: Davide Alessandrini

If to the Borrower:	Seadrill Limited

c/o Seadrill Management AS

Løkkeveien 111

N-4007 Stavanger, Norway

Att: Head of Treasury and Financing

Telefax No: + 47 51 30 96 88

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the GIEK Facility Agent (or the GIEK Facility Agent may notify the other Parties if a change is made by the GIEK Facility Agent) by not less than five (5) Business Days’ prior notice.

26.3	Communication with the Obligors

All communication from or to any of the Obligors shall be sent through the GIEK Facility Agent.

26.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the GIEK Facility Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

26.5	Electronic communication

(a)	Any communication to be made between the GIEK Facility Agent, a GIEK Lender and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the GIEK Facility Agent, the relevant GIEK Lender and the relevant Obligor (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the GIEK Facility Agent, a GIEK Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a GIEK Lender or an Obligor to the GIEK Facility Agent only if it is addressed in such a manner as the GIEK Facility Agent shall specify for this purpose.

27.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the GIEK Facility Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

28.	MISCELLANEOUS

28.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

28.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.3	Amendments and waivers

28.3.1	Required consents

(a)	Subject to Clause 28.3.2 (Exceptions), any term of the Finance Documents (except for the Common Terms Agreement and the Security Documents) may be amended or waived only with the written consent of the Required GIEK Lenders, the Obligors and any such amendment will be binding on all Parties.

(b)	The GIEK Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 28.3.

(c)	A release of any Guarantors, any guarantees provided by the Guarantors pursuant to the Common Terms Agreement or any Security Interest under any Security Document requires the consent from all GIEK Lenders, in accordance with the Common Terms Agreement.

28.3.2	Exceptions

An amendment to or waiver which relates to or has the effect of changing:

(a)	the definition of “Required GIEK Lenders”;

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any GIEK Lenders’ Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of any of the Obligors;

(g)	Clause 2.2 (Finance parties’ rights and obligations);

(h)	this Clause 28.3,

shall not be made without the prior written consent of all the GIEK Lenders.

If any GIEK Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document, other than an amendment or waiver referred to in letters (a) and (h) above), or other vote of the GIEK Lenders under the terms of this Agreement within fifteen (15) Business Days after receipt (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

An amendment or waiver which relates to the rights or obligations of the GIEK Facility Agent may not be effected without the consent of the GIEK Facility Agent.

28.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.

28.5	Disclosure of information – Primary GIEK Lender

Any Finance Party may disclose in the case of the Primary GIEK Lender, confidential information to any rating agency in connection with any transaction related to such Primary GIEK Lender funding of its proportion of the GIEK Facility Loan.

28.6	Non-Petitioning (Primary GIEK Lender)

Each of the Parties (other than the Primary GIEK Lender) hereby agrees that it will not institute against, or join any other person in instituting against, the Primary GIEK Lender any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceedings, or any other proceedings under any federal or state bankruptcy or similar law of the United States of America, so long as any commercial paper issued by the Primary GIEK Lender shall be outstanding or there shall not have elapsed one (1) year plus one (1) day since the last day on which any such commercial paper shall have been outstanding.

28.7	Process Agent

Each Obligor hereby irrevocably:

(a)	appoints Seadrill Management AS as its process agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the GIEK Facility Agent of the process will not invalidate the proceedings concerned.

If any process agent appointed pursuant to Clause 28.7 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the GIEK Facility Agent thereof.

28.8	Conflict

In case of conflict between the Common Terms Agreement and this Agreement, the provisions of the Common Terms Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of this Agreement.

29.	GOVERNING LAW AND ENFORCEMENT

29.1	Governing law

This Agreement shall be governed by Norwegian law.

29.2	Jurisdiction

(a)	For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	Nothing in this Clause 29.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

SIGNATORIES:

The Borrower:

Seadrill Limited

By:	/s/ Kristine H. Øverby
Name:	Kristine H. Øverby
Title:	Attorney-in-fact

The Guarantors:

Seadrill US Gulf LLC		Seabras Rig Holdco Kft.

By:	/s/ Kristine H. Øverby	By:	/s/ Kristine H. Øverby
Name:	Kristine H. Øverby	Name:	Kristine H. Øverby
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Seadrill Capricorn Holdings LLC

By:	/s/ Kristine H. Øverby
Name:	Kristine H. Øverby
Title:	Attorney-in-fact

The GIEK Facility Agent:

DNB Bank ASA

By:	/s/ Snorre Lyse
Name:	Snorre Lyse
Title:	Attorney-in-fact

The GIEK Agent:

Citibank NA, London branch

By:	/s/ Kara Catt
Name:	Kara Catt
Title:	Vice President

Alternate GIEK Lender:

Citibank NA

By:	/s/ Kara Catt
Name:	Kara Catt
Title:	Vice President

Primary GIEK Lender:

Govco, LLC (signed by Citibank NA as administrative agent)

By:	/s/ Kara Catt
Name:	Kara Catt
Title:	Vice President

Alternate GIEK Lender and Govco Administrative Agent:

Citibank NA

By:	/s/ Kara Catt
Name:	Kara Catt
Title:	Vice President

GIEK Lenders:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.		Credit Suisse AG

By:	/s/ Andrew Trenouth	By:	/s/ Snorre Lyse
Name:	Andrew Trenouth	Name:	Snorre Lyse
Title:	Deputy General Manager	Title:	Attorney-in-fact

SCHEDULE 1

GIEK LENDERS AND COMMITMENTS

GIEK Lenders	Contact details:	Commitments in USD
Citibank NA1	Address: 2 Penn’s Way, Suite 200 New Castle, Delaware 19720 USA c.a.: Colin Tremblay c.a.: Julie Forte c.a.: Angela Scambia	84,791,666.66
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		84,791,666.66
Credit Suisse AG		84,791,666.66
Total Commitments: USD		275,000,000

[1]	The Commitment of Citibank NA is to be provided by Govco LLC on an offering (not commited basis) in accordance with the provisions of the GIEK Facility Agreement.

SCHEDULE 2

GUARANTORS AND RIG

RIG	GUARANTORS:	Charter Contracts	Built and Ship Registry	Market Value in USD
(Name, type and IMO number)	Rig Owner and Intra-Group Charterer/ Contractor	Structure, contract date, dayrate in USD and options
West Capricorn IMO number 8770821	Rig Owner: Seabras Rig Holdco Kft., Hungary	Dayrate; USD 487,000 Bareboat Charter	Delivered from the Yard between December 2011 and January 2012 Panamanian Flag	USD 710,200,000 Value as of June 2012
Intra-Group Charterer: US Gulf LLC on or about October 2012

Bareboat Charter
with Seadrill
Americas Inc, as
assigned to Seadrill
US Gulf on or about
October 2012.

Drilling contract;

Contract with BP
Exploration and
Production Inc.
Duration until
August 2017 plus
options of
additional 2 years.

SCHEDULE 3

FORMS OF UTILISATION REQUEST

Part I

Loans

To:	GIEK Facility Agent

From:	Seadrill Limited

Date:	[ ]

SEADRILL LIMITED – USD 275,000,000 SENIOR SECURED TERM LOAN FACILITY AGREEMENT DATED [X] (THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of a Utilisation Request for Loan

) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	You are hereby irrevocably notified that we wish to make the following GIEK Facility Advance:

(b)	Proposed Utilisation Date: [ ]

Principal Amount: [             ]

Interest Period: [             ]

(c)	The proceeds of the Utilisation shall be credited to [•] [insert name and number of account].

(d)	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 6 (Representations and warranties) of the Common Terms Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely

for and on behalf of

Seadrill Limited

By:

Name:

Title: [authorised officer]

Appendix 2

Rig	Hull & Machinery	Freight Interest	Hull Interest	P&I	War Risk
	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA, as GIEK Facility Agent and Citibank NA, London branch, as GIEK Agent

From:	[•] (the “Existing GIEK Lender” and [•] (the “New GIEK Lender”)

Date:	[•]

SEADRILL LIMITED – USD 275,000,000 SENIOR SECURED TERM LOAN FACILITY AGREEMENT DATED [X] (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 21 (Changes to the Parties):

(a)	The Existing GIEK Lender, in its capacity as GIEK Lender under the Agreement, confirms that it participates with [ ] of the GIEK Facility being [ ] per cent of the Total Commitments.

(b)	The Existing GIEK Lender hereby transfers to the New GIEK Lender [ ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New GIEK Lender hereby accepts such transfer from the Existing GIEK Lender in accordance with the terms set out herein and Clause 21 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original GIEK Lender.

(c)	The Transfer Date is [ ].

(d)	The New GIEK Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New GIEK Lender expressly acknowledges and agrees to the limitations on the Existing GIEK Lender’s responsibility set out in Clause 21.5 (Limitations of responsibility of Existing GIEK Lenders) of the Agreement.

(e)	The New GIEK Lender hereby undertakes to the Existing GIEK Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The new GIEK Lender irrevocably and unconditionally confirms to all parties and agrees that it shall have no rights under clause 21.9 (Transfers to Alternate GIEK Lender) or Clause 28.6 (Non Petitioning (Primary GIEK Lender)) of the Agreement

(g)	The address, telefax number and attention details for notices, as well as the account details of the New GIEK Lender, are set out in the Schedule.

(h)	This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing GIEK Lender: [ ]

II	New GIEK Lender: [ ]

III	Total Commitments of Existing GIEK Lender: USD [ ]

IV	Aggregate amount transferred: USD [ ]

V	Total Commitments of New GIEK Lender: USD [ ]

VI	Transfer Date: [ ]

Administrative Details / Payment Instructions of New GIEK Lender

Notices to New GIEK Lender:

[            ]

[            ]

Att:	[ ]

Telefax no:	+ [ ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New GIEK Lender.]

Account details of New GIEK Lender: [Insert relevant account details of the New GIEK Lender.]

Existing GIEK Lender:	New GIEK Lender:

[•]	[•]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the GIEK Facility Agent and the Transfer Date is confirmed as [        ].

GIEK Facility Agent:

DnB NOR Bank ASA

By:
Name:
Title:

SCHEDULE 5

REPAYMENTS/REDUCTIONS

(ALL AMOUNTS IN USD)

Scheduled Repayments/Reductions

Instalment No	In Total	GIEK Facility
Drawdown	275 000 000	275 000 000
1	6 875 000	6 875 000
2	6 875 000	6 875 000
3	6 875 000	6 875 000
4	6 875 000	6 875 000
5	6 875 000	6 875 000
6	6 875 000	6 875 000
7	6 875 000	6 875 000
8	6 875 000	6 875 000
9	6 875 000	6 875 000
10	6 875 000	6 875 000
11	6 875 000	6 875 000
12	6 875 000	6 875 000
13	6 875 000	6 875 000
14	6 875 000	6 875 000
15	6 875 000	6 875 000
16	6 875 000	6 875 000
17	6 875 000	6 875 000
18	6 875 000	6 875 000
19	6 875 000	6 875 000
20	6 875 000	6 875 000
Balloon	137 500 000	137 500 000

SCHEDULE 6

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate GIEK Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank

2.	On the first day of each Interest Period (or as soon as possible thereafter) the GIEK Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each GIEK Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the GIEK Facility Agent as a weighted average of the GIEK Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each GIEK Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any GIEK Lender lending from a facility office in the European Economic Area will be the percentage notified by that GIEK Lender to the GIEK Facility Agent. This percentage will be certified by that GIEK Lender in its notice to the GIEK Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that GIEK Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any GIEK Lender lending from a facility office in the United Kingdom will be calculated by the GIEK Facility Agent as follows:

E x 0.01	Per cent. Per annum
300

Where:

E is designed to compensate GIEK Lenders for amounts payable under the Fees Rules and is calculated by the GIEK Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the GIEK Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the GIEK Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the GIEK Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each GIEK Lender shall supply any information required by the GIEK Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each GIEK Lender shall supply the following information on or prior to the date on which it becomes a GIEK Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the GIEK Facility Agent may reasonably require for such purpose.

Each GIEK Lender shall promptly notify the GIEK Facility Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the GIEK Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a GIEK Lender notifies the GIEK Facility Agent to the contrary, each GIEK Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The GIEK Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any GIEK Lender and shall be entitled to assume that the information provided by any GIEK Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The GIEK Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the GIEK Lenders on the basis of the Additional Cost Rate for each GIEK Lender based on the information provided by each GIEK Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the GIEK Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a GIEK Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The GIEK Facility Agent may from time to time, after consultation with the Borrower and the GIEK Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

THIS AGREEMENT is made this [            ] day of [            ] [            ] by [            ] (the “New Party”) in favour of the other parties to the GIEK Facility Agreement (as defined below).

RECITALS:

(A)	This Agreement is supplemental to a senior secured credit facility agreement (the “Agreement”, which term shall include any amendments or supplements to it) dated [ ] made between inter alia (1) Seadrill Limited, (2) certain Obligors, (3) the GIEK Agent, (4) DNB Bank ASA as GIEK Facility Agent and (5) certain GIEK Lenders.

(B)	The New Party wishes to accede to the GIEK Facility Agreement as an Intra-Group Charterer and Guarantor.

(C)	It is a term of the GIEK Facility Agreement that, in order to accede as an Intra-Group Charterer and Guarantor, the New Party must enter into this Agreement.

NOW THIS AGREEMENT WITNESSES AS FOLLOWS

(a)	Terms defined and references construed in the GIEK Facility Agreement shall have the same meanings and construction in this Agreement.

(b)	The New Party:

(i)	agrees to be bound by all the terms and conditions of the GIEK Facility Agreement insofar as they relate to an Obligor as if the New Party was a party to the GIEK Facility Agreement in such capacity; and

(ii)	represents and warrants to the GIEK Facility Agent, the Lenders and the GIEK Agent in the terms of Clause 6 of the Common Terms Agreement, but such representations and warranties shall be given so as to apply, mutatis mutandis, to the New Party only.

(c)	(The New Party confirms that it has delivered to the GIEK Facility Agent the documents specified in the Schedule to the Accession Agreement included in the Common Terms Agreement.

(d)	The New Party agrees that it shall accede to the GIEK Facility Agreement immediately upon the GIEK Facility Agent countersigning this Agreement.

(e)	The New Party agrees to be bound by all the terms and conditions of the GIEK Facility Agreement as an Obligor as if the New Party was a party to the Agreement in such capacity and that it shall accede the Agreement immediately upon the Agent countersigning this Agreement.

IN WITNESS whereof the New Party has caused this Agreement to be executed on the day set out above.

We agree, on behalf of all the parties to the Agreement, that the New Party shall, from the date of our signature, accede to the Agreement as if it were a Guarantor and an Obligor named therein and a party to the Agreement.

DNB BANK ASA

as GIEK Facility Agent

                                                                                                           Date: [            ]